Exhibit 19.1

TERRASCEND CORPORATION

(the “Corporation”)

INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) which was approved by the Board of Directors of the Corporation on May 25, 2018 (and was later amended on February 22, 2021, November 14, 2022 and March 13, 2024) extends to all directors, officers, and employees of the Corporation and any other individuals who are engaged in providing professional and business services to the Corporation, including but not limited to its independent contractors.

Section 1 – Definitions

1.1
Whenever used in this Policy, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

“Corporation Personnel” means a director, officer, employee, or contractor of the Corporation or its subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended. “Insider Report” has the meaning ascribed in Section 6 hereof.

“Material Information” means there is a substantial likelihood that a reasonable investor would consider such information important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the Corporation’s securities is material. Common examples of Material Information include:

a)
Projections of future earnings or losses or other earnings guidance;

b)
A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets;
c)
The launch or regulatory approval of new products;

d)
A change in management;

e)
Major events regarding the Corporation’s securities, including, but not limited to, the declaration of a stock split or the offering of additional securities;

f)
Severe financial liquidity problems;

g)
Actual or threatened material litigation, or the resolution of such litigation;

h)
New material contracts, orders, suppliers, customers or finance sources, or the loss thereof;

i)
Public or private sales of debt or equity securities;

j)
Gain or loss of a significant licensor, licensee or supplier;

k)
Changes or new corporate partner relationships or collaborations;

l)
Regulatory developments;

m)
Employee layoffs;

n)
A disruption in the Corporation’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

o)
Tender offers or proxy fights;
p)
Accounting restatements;
q)
Impending bankruptcy; or
r)
Significant changes in corporate objectives.

Both positive and negative information can be Material Information. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

“Non-Public Information” means information that is not generally known or available to the public. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or by filings with the Securities Commissions) and the investing public has had time to absorb the information fully. As a general rule, information is considered non-public until the close of business of the first full Trading Day after the information is released.

“Pre-Clearance Personnel” shall mean: (a) the Corporation’s directors, CEO, CFO and Chief Legal Officer; (b) an individual that is notified by the Chief Legal Officer that the individual’s trades in securities of the Corporation will be subject to pre-clearance in accordance with this Policy; and (c) a Related Person to any of the foregoing individuals.

“Related Person” to an individual means a spouse, minor children and anyone else living in an individual’s household or who does not live in the individual’s household but whose transactions in the Corporation’s securities are directed by such individual or are subject to the individual’s influence or control; partnerships in which the individual is a general partner; trusts of which the individual is a trustee; and estates of which the individual is an executor. Although an individual’s parent or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “Tippee” for securities laws purposes.

“Reporting Insider” means the Corporation’s directors, the CEO, CFO, the Chief Legal Officer and certain designated employees of the Corporation who meet the criteria of a “reporting insider” under applicable securities laws as set forth at Schedule “B” of this Policy, and in addition to the terms and conditions of this Policy, are subject to the reporting obligations stipulated in any and all applicable securities laws.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Speculate” or “Speculating” means the purchase or sale of securities with the intention of reselling or buying back in a relatively short period of time in the expectation of a rise or fall in the market price of such securities.

“Tip” means a disclosure of Material, Non-Public Information to any other person, including Related Persons, where such information may be used by such person to his or her benefit by trading in the securities of the Corporation or any other company to which such information relates.

“Tippee” means a person who receives such Material Information and/or Non-Public Information and is therefore subject to the Corporation Personnel’s duties with respect to such information, and is accordingly prohibited from trading on the Material Information and/or Non-Public information and/or from passing such information on to any other party.

“Trade Request” shall have the meaning set out in Section 5.3 of this Policy.

“Trading Day” shall mean a day on which a stock exchange on which the Corporation’s securities are listed, including but not limited to, the Toronto Stock Exchange is open for trading.

“Trading Plan” shall have the meaning set out in Section 5.8 of this Policy.

Section 2 – Purpose and Upkeep

2.1
The purpose of this Policy (the “Purpose”) is to promote compliance with applicable securities laws by the Corporation and all Corporation Personnel, in other to preserve the reputation and integrity of the Corporation as well as that of all persons affiliated with it.
2.2
This Policy will be reviewed annually to ensure complete compliance with the Purpose.

2.3
This Policy will extend to each and every stock exchange on which securities for the Corporation are listed, at any given time, including but not limited to the Toronto Stock Exchange.

Section 3 – Policy

3.1
This Policy in no way reduces the obligations imposed by applicable securities law on any Corporation Personnel, Related Person, Reporting Insider, Tippee, or any other person. Compliance with the insider trading and disclosure requirements remains the personal responsibility of each and every such person.
3.2
No Corporation Personnel or any Related Person may buy or sell securities of the Corporation, outside of or through any stock option plan or related program, or engage in any other action to take advantage of, or pass on to others, Material Information and/or Non-Public Information.

3.3
For clarity, this Policy also applies to Material Information and Non-Public Information relating to any other company with publicly traded securities, including, but not limited to, the Corporation’s customers or suppliers, obtained in the course of employment by or association with the Corporation. Any questions with respect to the whether certain information is considered Material Information and/or Non-Public Information should be referred to the Chief Legal Officer of the Corporation.

Section 4 – Specific Policies and Guidelines

4.1
Non-disclosure of Material Information or Non-Public Information

Maintaining the confidentiality of Corporation’s information is essential for competitive, security and other business reasons, as well as for the Purpose. All Material Information and Non-Public Information learned in connection with one’s employment or association with the Corporation is confidential and proprietary to the Corporation. Inadvertent disclosure of confidential or inside information may expose the Corporation and the discloser to significant risk of investigation and litigation. The timing and nature of the Corporation’s disclosure of Material Information to outsiders is subject to specific laws and regulations, the breach of which could result in substantial liability to any discloser, the Corporation and its directors and officers. Accordingly, Material Information and/or Non-Public Information must not be disclosed to anyone, except to persons within the Corporation or third-party agents of the Corporation, in either case, whose positions require them to know it, until such information has been publicly released by the Corporation.

The prohibition on trading when Corporation Personnel have Material Information and/or Non-Public Information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC, or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce Material Information and/or Non-public Information before trading begins on Wednesday, then Corporation Personnel may execute a transaction in our securities on Thursday; if we announce Material Information and/or Non-public Information after trading ends on Wednesday, then Corporation Personnel may execute a transaction in our securities on Friday. Depending on the particular circumstances, the Corporation may determine that a longer or shorter waiting period should apply to the release of specific Material Information and/or Non-public Information.

4.2
Prohibited Trading in the Corporation’s Securities

No Corporation Personnel nor any of their respective Related Persons, shall directly or indirectly engage in any transaction involving a purchase or sale of the Corporation’s securities, during any period commencing with the date that he or she possesses Material Information and/or Non-Public Information of the Corporation and ending at the close of business on the first Trading Day following public disclosure of that Material Information and/or Non-Public Information.

For greater certainty, examples of prohibited transactions would include, but are not limited to the following:

(a)
buying or selling the Corporation’s securities;
(b)
buying or selling securities whose price or value may reasonably be expected to be affected by changes in price of the Corporation’s securities;
(c)
exercising the Corporation’s stock options; and

(d)
buying or selling securities of another company in which the Corporation proposes to invest, or where the individual, in the course of employment with the Corporation, becomes aware of Material Information and/or Non-Public Information concerning that other company.

4.3
Avoid Tipping

No Corporation Personnel shall Tip to any other person, including Related Persons, nor shall any Corporation Personnel or Related Person make recommendations or express opinions on the basis of Material Information or Non-Public Information with regard to trading in securities of the Corporation or other companies.

Any Tippee inherits Corporation Personnel’s duties with respect to such information and accordingly, is prohibited from trading on the Material

Information and/or Non- Public Information and from passing such information on to any other party. A person who has passed along such Material Information and/or Non-Public Information (whether as Corporation Personnel or a Tippee) may be liable if that third party trades on Material Information and/or Non-Public Information.

4.4
Avoid Speculation

In order to ensure that perceptions of improper insider trading do not arise, Corporation Personnel should not Speculate with regard to the securities of the Corporation. Speculating in such securities for short term profit is distinguished from purchasing and selling securities as part of a long-term investment program.

Section 5 – Trading Restrictions

5.1
No Trade Periods

Corporation Personnel may not trade in the securities of the Corporation beginning two calendar days before the end of a fiscal quarter and ending at the close of business of the first full Trading Day following the release of the Corporation’s results for that quarter. Corporation Personnel may trade in the securities of the Corporation otherwise, subject to the terms of this Policy.

5.2
Event Specific Blackouts

From time to time, Material Information and/or Non-Public Information may become known, and/or an event may occur that is material to the Corporation and is known by select Corporation Personnel. So long as such information or event remains Material Information or Non-Public Information, the persons who are aware of the information may not trade in the Corporation’s securities. The existence of such an “event specific blackout” will not be announced, other than to those who are aware of the information or event giving rise to the blackout.

All Corporation Personnel with knowledge of Material Information and/or Non- Public Information should anticipate that trading will be blacked out while the Corporation determines the appropriate manner for public disclosure of such information, and that no trading in the Corporation’s securities is permitted until the close of business of one full Trading Day following the public release of such Material Information and/or Non-Public Information.

5.3
Pre-Clearance Requirements

To assist each of the Pre-Clearance Personnel to avoid any trade in securities of the Company that may contravene or be perceived to contravene applicable securities laws, all Pre-Clearance Personnel are required to request prior clearance from the Chief Legal Officer of any proposed trade of securities of the Corporation before effecting the trade in order to confirm that there is no Material Information that has not been generally disclosed.

Such request for pre-clearance shall be made by submitting a Trade Request in the form of Schedule “A” to this Policy with the Chief Legal Officer no later than 12:00 noon (Toronto time) on the second Trading Day before the date of the proposed transaction. Such request must be made by sending an e-mail to the Chief Legal Officer at [***] and including the words “TRADE REQUEST” in bold face in the subject line of the email. Prior to the date of the proposed transaction, the Chief Legal Officer shall notify any individual that has filed a Trade Request in accordance with this Policy whether the Corporation reasonably believes that there is Material Information that has not been generally disclosed or otherwise anticipates that the proposed trade will contravene applicable securities laws or this Policy, and whether or not the proposed trade may be made. If an individual has filed a Trade Request in accordance with the foregoing has not received a response from the Chief Legal Officer prior to the proposed date of the trade, the individual shall not proceed with such trade in accordance with applicable securities laws and this Policy.

5.4
Short-Swing Trading, Control Stock and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in the Corporation’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

•
Extension of Stock Option Expiry

Stock options that expire during a blackout period, either scheduled or mandated, shall be extended by 90 days or to such a time that stock options may be exercised in accordance with this Policy, to enable such Corporation Personnel to exercise such stock options. The Corporation Personnel shall be required to exercise their stock options in the following free trading period, as applicable.

•
Timing of Corporate Disclosure

If the Corporation makes the relevant public disclosure in the course of a Trading Day (i.e., during the time when the markets are open for trading of the Corporation’s securities), one complete Trading Day must pass before the prohibition on trading is lifted (i.e. this may take 1 ½ or 2 Trading Days in total).

•
Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

•
Option Exercises. This policy does not apply to the exercise of options granted under the Corporation’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Corporation. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
•
Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Corporation to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of options or other equity awards granted under the Corporation’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
•
10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Exchange Act, and only if permitted by the Corporation, employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell the Corporation securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of the Corporation securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an eligible person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Corporation at a time when they were unaware of any Material Information and/or Non-public Information relating the Corporation and when the Corporation was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by the Corporation before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.
•
Gifts. This policy does not apply to bona fide gifts of the Corporation securities that have been pre-cleared by the Corporation’s Chief Legal Officer or his or her designee. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre-clearance must be obtained at least two business days in advance of the proposed gift, and pre-cleared gifts not completed within five business days will require new pre-clearance. The Corporation may choose to shorten this period.

Section 6 – Regulatory Requirements / Reporting

6.1
Each Reporting Insider must comply with applicable Canadian securities laws that include the obligation that all Reporting Insiders must file an “Insider Report” and report any change to their direct or indirect beneficial ownership of, or control or direction over securities of the Corporation, including the grant, expiry, exercise or cancellation of options, warrants or other convertible or exchangeable securities of the Corporation, in accordance with the terms of the applicable Canadian securities laws.

6.2
Each Reporting Insider must comply with applicable U.S. securities laws that include the obligation that all Reporting Insiders must file a Form 3, Form 4 or Form 5 and report any change to their direct or indirect beneficial ownership of, or control or direction over securities of the Corporation, including the grant, expiry, exercise or cancellation of options, warrants or other convertible or exchangeable securities of the Corporation, in accordance with the terms of the applicable U.S. laws.
6.3
Any Reporting Insiders who file their reports are asked to promptly provide a copy of those to the Chief Legal Officer so that the Corporation’s records may be updated.
6.4
Reporting Insiders are reminded that they will remain personally responsible for ensuring that their Insider Reports and Form 3, Form 4 and Form 5 are completed and filed in accordance with the requirements of applicable securities laws.

Section 7 – Policy’s Duration

This policy continues to apply to transactions in the Corporation’s securities and the securities of other applicable public companies as more specifically set forth in this policy, even after a Corporation Personnel’s relationship with the Corporation has ended. If such Corporation Personnel is aware of Material Information and/or Non-public Information when their relationship with the Corporation ends, they may not trade the Corporation’s securities or the securities of other applicable publicly traded companies until the Material Information and/or Non-public Information has been publicly disseminated or is no longer material. Further, if such Corporation Personnel leaves the Corporation during a trading blackout period, then they may not trade the Corporation’s securities or the securities of other applicable companies until the trading blackout period has ended.

Section 8 – Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Corporation and to not engage in transactions in the Corporation’s securities or the securities of other applicable public companies while aware of Material Information and/or Non-public Information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy. In all cases, the responsibility for determining whether an individual is aware of Material Information and/or Non-public Information rests with that individual, and any action on the part of the Corporation or any employee or director of the Corporation pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Corporation Personnel could be subject to severe legal penalties and disciplinary action by the Corporation for any conduct prohibited by this policy or applicable securities laws. See “Sanctions” below.

Section 9 – Sanctions

9.1
The purchase or sale of securities while aware of Material Information and/or Non-public Information, or the disclosure of Material Information and/or Non-public Information to others who then trade in the Company’s securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.
9.2
Failure to comply with this Policy will result in disciplinary action, possibly including significant fines, imprisonment, and termination of employment.

9.3
Canadian securities laws provide various penalties for breach of the general trading prohibition contained in this Policy.
9.4
Personnel of the Corporation may also be found civilly liable if a spouse, partner, relative or friend profited from the trading of securities at a time when in possession of Material Information and/or Non-Public Information provided by that individual.
9.5
Penalties may also be levied against a Reporting Insider for not complying with the regulatory reporting requirements.

Section 10 – Amendments and Review

10.1
This Policy may be amended from time to time. Any amendments to this Policy shall be approved by the Board of Directors and shall be made available to the Corporation Personnel.

10.2
The Chief Legal Officer is to report to the Board of Directors, on an ongoing basis, if any deficiencies, concerns or issues relating to the effectiveness of this Policy arise or become apparent.

Section 11 – Questions

11.1
For any questions regarding this Policy, please consult the Chief Legal Officer prior to any trading in securities of the Corporation.

11.2
Reporting Insiders are also encouraged to seek independent legal advice for matters other than routine reporting.

SCHEDULE “A” TRADE REQUEST

TO: CHIEF LEGAL OFFICER

FROM: [EMPLOYEE’S NAME]

RE: TerrAscend Corporation Insider Trading Policy DATE: [DATE]

I or a family member or other person living in my household or a dependent child propose to [buy/sell] securities of TerrAscend Corporation (the “Corporation”) in the amount of up to [NUMBER OF SECURITIES].

In accordance with the Corporation’s Insider Trading Policy (the “Policy”), I hereby certify that:

1.
I have read and understand the Policy.
2.
I do not have (and in the case of a trade by a family member or other person living in my household or a dependent child, such family member, other person or child does not have) knowledge of Material Information (as defined in the Policy) which has not been generally disclosed.
3.
I understand that I may buy and sell securities of the Corporation only during a period (“Trading Window”) beginning at the opening of the market on the second Trading Day following the release of the Corporation’s results for that quarter and ending at the close of business on the third Trading Day before the end of a fiscal quarter.
4.
I understand that the Trading Window may be “closed” at any time at which it is determined there may be undisclosed Inside Information concerning the Corporation that makes it inappropriate for Corporation Personnel to be trading. I understand that the fact that the Trading Window has been “closed” is itself Inside Information that should not be disclosed to or discussed with anyone.

DATE:	[Employee’s Signature]
[EMPLOYEE’S NAME]
TITLE:

SCHEDULE “B” REPORTING INSIDERS

Reporting Insiders include:

(a)
the CEO, CFO or Chief Legal Officer of the Company, of a significant shareholder of the Corporation or of a major subsidiary of the Corporation;

(b)
a director of the Corporation, of a significant shareholder of the reporting issuer or of a major subsidiary of the Corporation;
(c)
a person or company responsible for a principal business unit, division or function of the Corporation;

(d)
a significant shareholder of the Corporation;

(e)
a significant shareholder based on post-conversion beneficial ownership of the Corporation’s securities and the CEO, CFO, COO and every director of the significant shareholder based on post-conversion beneficial ownership;

(f)
any other insider that:

(i)
in the ordinary course receives or has access to information as to material facts or material changes concerning the Corporation before the material facts or material changes are generally disclosed; and

(ii)
directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Corporation.

As indicated above, “Reporting Insiders” include a shareholder whose 10% beneficial ownership, control or direction is calculated based on post-conversion beneficial ownership of any convertible or exchangeable securities that are convertible or exchangeable within 60- days.

If an individual falls into one of the above categories, that individual will be required to file insider trading reports and should consult with the Chief Legal Officer to confirm his or her reporting obligations.